Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

TREMOR VIDEO, INC.,

SCANSCOUT, INC.,

TAPTICA LTD.

and

TAPTICA INTERNATIONAL LTD

dated as of

AUGUST 4, 2017

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 4, 2017, is entered into among Tremor Video, Inc., a Delaware corporation (“Parent”), ScanScout, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“ScanScout” and, together with Parent, collectively, the “Seller Parties”), Taptica Ltd., an Israeli company (“Buyer”), and, solely for purposes of Section 10.16, Taptica International Ltd, an Israeli company (“Guarantor”).

RECITALS

WHEREAS, the Seller Parties are engaged in the Business;

WHEREAS, the Seller Parties wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from the Seller Parties, the assets and liabilities used primarily in the Business (other than the Excluded Assets (as defined in Section 2.02)), subject to the terms and conditions set forth herein; and

WHEREAS, as a condition and inducement to Buyer to enter into this Agreement, the Key Employee (as defined below) has executed and delivered an employment agreement with Buyer in the form attached hereto as Exhibit A* (the “Employment Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Adjusted Purchase Price” has the meaning set forth in Section 2.05.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section

3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.14(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(g).

“Business” means the Tremor Video buyer platform, through which buyers of digital video advertising are able to buy, optimize, and measure the effectiveness of their video advertising campaigns across internet connected devices and screens.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Patents” has the meaning set forth in Section 4.10(a).

“Business Registered Copyrights” has the meaning set forth in Section 4.10(a).

“Business Registered Domain Names” has the meaning set forth in Section 4.10(a).

“Business Registered IP” has the meaning set forth in Section 4.10(a).

“Business Registered Marks” has the meaning set forth in Section 4.10(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.03(c).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Buyer Fraud” means an action of common law fraud taken by Buyer or any of its Representatives.

“Buyer Fundamental Representations” has the meaning set forth in Section 8.01.

“Buyer Indemnified Party” has the meaning set forth in Section 8.02.

“Buyer Special Indemnification Matters” has the meaning set forth in Section 8.04(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Certificate” has the meaning set forth in Section 7.02(d).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Payment Amount” has the meaning set forth in Section 2.06.

“Closing Statement” has the meaning set forth in Section 2.08(b).

“Closing Working Capital” has the meaning set forth in Section 2.08(d).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” means the provision of a buyer platform, or DSP, pursuant which buyers of digital video advertising are able to buy, optimize, and measure the effectiveness of their video advertising campaigns across internet connected devices and screens, including but not limited to PC device, Mobile and Tablet devices, CTV and Gaming Consuls.  For the avoidance of doubt, “Competitive Business” shall not include any activities conducted through the Tremor Video seller platform, or SSP, including any activities or sales efforts that are focused on buyers of advertising that transact on the Tremor Video SSP, in each case, which does not involve the provision of DSP activities (i.e., ad serving, targeting, optimization and delivery as a representative for buyers).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 15, 2016, between Buyer and Parent.

“Contracts” means all legally binding contracts, leases, mortgages, licenses, sublicenses, instruments, notes, commitments, undertakings, indentures, letters of intent, memorandum of understanding, memorandum of agreement and other agreements.

“Current Assets” means the current assets listed on Schedule A*.

“Current Liabilities” means the current liabilities listed on Schedule A.

“Current Representation” has the meaning set forth in Section 10.15(a).

“Data Protection Laws” has the meaning set forth in Section 4.20(a).

“Debt Financing” has the meaning set forth in Section 6.16.

“Delaware Sub Contracts” has the meaning set forth in Section 6.15.

“Delaware Subsidiary” has the meaning set forth in Section 2.01(i).

“Demand Side Platform Integration Agreement” means has the meaning set forth in Section 3.02(a)(vii).

“De-Minimis Losses” has the meaning set forth in Section 8.04(c).

“Designated Person” has the meaning set forth in Section 10.15(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller Parties concurrently with the execution and delivery of this Agreement. *

“Disputed Amounts” has the meaning set forth in Section 2.08(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Employees” means those Persons employed by the Seller Parties and the Singapore Subsidiary who worked primarily for the Business as W-2 employees (or comparable category in the case of Persons employed by the Singapore Subsidiary) immediately prior to the Closing.  A list of such persons as of the date hereof is set forth on Section 1.01(a) of the Disclosure Schedules. Section 1.01(a) of the Disclosure Schedules shall be updated by the Seller Parties within three (3) Business Days of the Closing (unless the Closing occurs within three (3) Business Days after the date of this Agreement).

“Employment Agreement” has the meaning set forth in the Recitals.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, encumbrance or other restriction.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority, and any judicial or administrative interpretation thereof: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.08(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.08(a).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Business Accounts Receivable” has the meaning set forth in Section 2.02(b)(i).

“Expiration Date” has the meaning set forth in Section 8.01.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any United States or non-United States national, federal, state, local, provincial or international government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 10.16.

“Guarantor” has the meaning set forth in the preamble.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Inbound IP Agreement” means any Contract that is primarily related to the operation of the Business that grants to any of the Seller Parties any rights in Intellectual Property or

Technology owned by a third party, excluding any “shrink-wrap” or “click-wrap” license agreements relating to Software.

“Indemnification Cap” has the meaning set forth in Section 8.04(a).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.08(c)(iii).

“Intellectual Property” means any and all intellectual property rights arising under the Laws of any jurisdiction with respect to, arising from or associated with the following:  (a) all Internet addresses and domain names (“Domain Names”); (b) trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, trade dress rights, brand marks, service names, logos, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world (collectively, “Marks”); (c) patents, patent applications (including any provisional or non-provisional patent applications, Patent Cooperation Treaty applications, divisionals, continuations, continuations-in-part, renewals, reexaminations, extensions, and reissues), rights therein provided by international treaties or conventions and rights in respect of utility models or industrial designs (collectively, “Patents”); (d) copyrights (including copyrights in software programs) and registrations and applications therefor and all other rights corresponding thereto, moral rights, database and design rights, and mask works and registrations and applications therefor (collectively, “Copyrights”); (e) know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”); and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Agreements” means all Contracts that are primarily related to the operation of the Business by or through which other Persons grant the Seller Parties or the Seller Parties grant to any other Person(s) any exclusive or nonexclusive rights or interests in or to any Intellectual Property.

“Intellectual Property Assets” means all Intellectual Property that is owned by the Seller Parties and primarily used or held for use in the operation of the Business, including the self-service demand side platform (DSP).  Notwithstanding the foregoing, the parties agree that the Intellectual Property set forth on Schedule 1.1(c) of the Disclosure Schedule shall not constitute “Intellectual Property Assets”.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including Marks, Domain Names,

Trade Secrets and Copyrights, issued and reissued Patents and pending applications for any of the foregoing.

“Intellectual Property Rights” has the meaning set forth in Section 4.10(c).

“IP Indemnification Cap” has the meaning set forth in Section 8.04(a).

“Key Employee” means the person listed on Section 1.01(b) of the Disclosure Schedule.

“Knowledge of the Seller Parties or the Seller Parties’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable investigation, of those persons listed on Section 1.01(d) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, injunction, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.09(a).

“Leases” has the meaning set forth in Section 4.09(a).

“Losses” means all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs or expenses, including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, circumstance, effect, development or state of facts that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), assets or liabilities of the Business, taken as a whole, or (b) the ability of the Seller Parties to perform their obligations under this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof that is set forth in the Disclosure Schedules; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller Parties and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, however, that, with respect to this clause (x) the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); and, provided, further, that the provisions of clauses (i), (ii), (iii), (iv) and (vii) and (ix) shall apply only to the extent that such event, occurrence, fact, condition or change disproportionately affects the Seller Parties (taken as a whole) as compared to other businesses or participants in the industry in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Material Customer” has the meaning set forth in Section 4.21.

“Material Supplier” has the meaning set forth in Section 4.21.

“Money Laundering Laws” has the meaning set forth in Section 4.23.

“Net Working Capital Adjustment Amount” means an amount equal to the Working Capital less $22,500,000.  For illustrative purposes only, if the Working Capital is $24,000,000, the Net Working Capital Adjustment Amount shall be $1,500,000 and if the Working Capital is $21,000,000, the Net Working Capital Adjustment Amount shall be ($1,500,000).

“Open Source Licenses” has the meaning set forth in Section 4.10(i).

“Parent” has the meaning set forth in the preamble.

“Patent Assignment Agreement” means has the meaning set forth in Section 3.02(a)(vi).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property that do not interfere with the use of such assets or properties as currently used; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” has the meaning set forth in Section 4.20(a).

“Post-Closing Representation” has the meaning set forth in Section 10.15(a).

“Post-Closing Tax Period” has the meaning set forth in Section 6.09.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.09.

“Promissory Note” has the meaning set forth in Section 2.06.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchase Price Adjustment” has the meaning set forth in Section 2.08(d).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.14(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.08(c)(ii).

“Review Period” has the meaning set forth in Section 2.08(c)(i).

“Sanctions” has the meaning set forth in Section 4.24.

“Sanctioned Countries” has the meaning set forth in Section 4.24.

“Sanctioned Persons” has the meaning set forth in Section 4.24.

“ScanScout” has the meaning set forth in the preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 8.01.

“Seller Fraud” means an action of common law fraud taken by a Seller Party or any of their respective Representatives.

“Seller Indemnified Party” has the meaning set forth in Section 8.03.

“Seller IP Representations” has the meaning set forth in Section 8.01.

“Seller Parties” has the meaning set forth in the preamble.

“Singapore Share Transfer” has the meaning set forth in Section 2.01(h).

“Singapore Sub Financial Statements” has the meaning set forth in Section 4.16(j).

“Singapore Subsidiary” has the meaning set forth in Section 2.01(h).

“Special Indemnification Matters” has the meaning set forth in Section 8.04(a).

“Statement of Objections” has the meaning set forth in Section 2.08(c)(ii).

“Survival Period” has the meaning set forth in Section 8.01.

“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Taxes” means (i) all federal, state, local or foreign taxes, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges in the nature of a tax, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), except for customary indemnification or reimbursement provisions in commercial agreements.

“Tax Return” means any return, report or statement filed or required to be filed with a Governmental Authority with respect to any Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Taxes, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Business.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, Software, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Threshold” has the meaning set forth in Section 8.04(c).

“Trademark License Agreement” has the meaning set forth in Section 3.02(a)(viii).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment Agreement, the Demand Side Platform Integration Agreement, the Trademark License Agreement, the Delaware Assignment Forms, the Employment Agreement, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means the aggregate amount required to pay and satisfy in full all costs, fees and expenses (including legal, accounting, consulting, advisory and brokerage fees and expenses) incurred by the Seller Parties in connection with the negotiation and preparation of this Agreement and the Transaction Documents and consummation of the transactions contemplated hereby and thereby, including without limitation the fees and expenses of professionals retained by the Seller Parties, to the extent incurred prior to the Closing. For the avoidance of doubt, Transaction Expenses shall exclude all amounts otherwise included in the calculation of Working Capital.

“Transferred Employee” has the meaning set forth in Section 6.03(a).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vii).

“Working Capital” means Current Assets as of open of business on the Closing Date minus Current Liabilities as of open of business on the Closing Date (excluding liabilities for sales commissions for the calendar quarter commencing July 1, 2017, which are separately addressed in Section 2.08(e), and the other liabilities identified on Schedule A as excluded from Current Liabilities), in each case as determined in accordance with GAAP (except for the methodologies and procedures set forth on Schedule A).  For the avoidance of doubt, the calculation of Working Capital shall be determined in accordance with the illustrative calculation of the Working Capital attached hereto as Schedule A; and shall entirely disregard any and all effects on the Current Assets or Current Liabilities of the Business directly related to the consummation of the transactions contemplated hereby.  No party shall challenge the methodology or principles used in the illustrative calculation of the Working Capital set forth in Schedule A.

ARTICLE II

PURCHASE AND SALE

Section 2.01                            Purchase and Sale of the Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, each of the Seller Parties shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Seller Parties, all right, title and interest in, to and under the business, properties, assets, goodwill and rights of the Seller Parties of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased, used or licensed by the Seller Parties and are used in the operation of the Business as of the Closing Date, in each case, to the extent that such business, assets, properties, goodwill and rights exist as of the Closing Date and primarily relate to the Business, except for the Excluded Assets (collectively, the “Purchased Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances, including (except in each case with respect to the Excluded Assets) all of such right, title and interest in and to the following:

(a)                                 all accounts or notes receivable of the Business, except for the Excluded Business Accounts Receivable;

(b)                                         all Contracts that are primarily related to the Business under which there are outstanding and enforceable rights, obligations or liabilities pertaining to the Business, to which any Seller Party is a party or by which any Seller Party is bound, as set forth on Section 2.01(b) of the Disclosure Schedules, including the Intellectual Property Agreements (the “Assigned Contracts”);

(c)                                          all Intellectual Property Assets, including, for clarification purposes, the Intellectual Property Assets set forth on Section 2.01(c) of the Disclosure Schedules;

(d)                                 all furniture, fixtures, equipment, supplies and other tangible personal property of the Business included with the Leased Real Property, as listed on Section 2.01(d) of the Disclosure Schedules (the “Tangible Personal Property”);

(e)                                  all Leased Real Property of the Business listed on Section 2.01(e) of the Disclosure Schedules;

(f)                                   all Permits relating primarily to the Business;

(g)                                 copies of all books and records that primarily relate to the Business; provided, however, that in the case of Tax-related books and records, only those books and records that exclusively relate to the Business (for the avoidance of doubt, the Tax-related books and records of the Singapore Subsidiary and the Delaware Subsidiary shall be Purchased Assets) (“Books and Records”);

(h)                                 all of the equity interests of Tremor Video Pte. Ltd. (Company Registration No. 201013245E) (formerly known as ScanScout Pte. Ltd.), a company organized under the laws of Singapore and a wholly owned subsidiary of ScanScout (the “Singapore Subsidiary” and the transfer of such equity interests, the “Singapore Share Transfer”);

(i)                                    all of the equity interests of Tremor Video DSP, Inc., a corporation organized under the laws of Delaware and a wholly owned subsidiary of Parent (the “Delaware Subsidiary”);

(j)                                    all rights, claims and credits arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of any of the Seller Parties in respect of any Purchased Asset or any Assumed Liability that exist prior to the Closing Date;

(k)                                 all rights, claims, credits, causes of action, rights to indemnification and contribution or rights of setoff against third parties (other than the Seller Parties) relating to any Purchased Asset or any Assumed Liability that exist prior to the Closing Date;

(l)                                    all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that primarily relate to the Business (except for Tax credits, Tax refunds and other Tax assets);

(m)                             all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, documents, agreements, mailing lists, sales data and information, advertising material, other distribution lists, billing records, sales and promotional literature, manuals, client and supplier correspondence (in all cases, in any form or medium, including computerized media), of any of the Seller Parties that primarily relate to the Business; provided, however, that in the case of Tax-related books and records, only those books and records that exclusively relate to the Business (for the avoidance of doubt, the Tax-related books and records of the Singapore Subsidiary and the Delaware Subsidiary shall be Purchased Assets);

(n)                                 all Current Assets reflected in Working Capital; and

(o)                                 all goodwill associated with, and all rights, claims or choses in action relating to or deriving from, any of the assets described in the foregoing clauses.

Section 2.02                            Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and the Seller Parties are not selling or assigning, any other assets or properties of the Seller Parties, and all such assets and properties listed below shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets are the following assets and properties of the Seller Parties:

(a)                                 all cash and cash equivalents, bank accounts and securities of the Seller Parties (other than the equity interests in the Singapore Subsidiary and the Delaware Subsidiary);

(b)                                 (i) the first accounts or notes receivable of the Business collected after the Closing by the Seller Parties, Buyer or any of their respective Affiliates in an aggregate amount equal to the Net Working Capital Adjustment Amount, as set forth on the Estimated Closing Statement (“Excluded Business Accounts Receivable”), and (ii) all accounts or notes receivable of the businesses of the Seller Parties other than the Business;

(c)                                  all Contracts that are not Assigned Contracts;

(d)                                 all Intellectual Property of the Seller Parties other than the Intellectual Property Assets;

(e)                                  the corporate seals, organizational documents, minute books, stock books, Tax Returns and related records and workpapers, books of account or other records having to do with the corporate organization of the Seller Parties (other than the Singapore Subsidiary and the Delaware Subsidiary), all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which the Seller Parties are prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(f)                                   all insurance policies of the Seller Parties and all rights to applicable claims and proceeds thereunder except as set forth in Section 2.01(i);

(g)                                 all Benefit Plans and trusts or other assets attributable thereto;

(h)                                 all Tax Assets (including duty and Tax credits, Tax refunds and prepayments of Taxes) of the Seller Parties or any of their Affiliates (other than the Singapore Subsidiary and the Delaware Subsidiary) (notwithstanding the foregoing, any Tax credit, Tax refund, prepayment or overpayment of Taxes of the Singapore Subsidiary or the Delaware Subsidiary for any period or portion thereof ending on or prior to the Closing Date, determined as provided in Section 6.12, shall be an Excluded Asset hereunder and Buyer and its Affiliates shall cause the amount of any such Tax credit, Tax refund, prepayment or overpayment of Taxes received or paid by the Singapore Subsidiary or the Delaware Subsidiary (together with the amount of any interest thereon) for any such period to be promptly delivered to Parent);

(i)                                    all rights to any action, suit or claim of any nature available to or being pursued by the Seller Parties, whether arising by way of counterclaim or otherwise, to the extent relating to any Excluded Asset or any Liability that is not an Assumed Liability;

(j)                                    the assets, properties and rights listed on Section 2.02(j) of the Disclosure Schedules;

(k)                                 all securities or other equity interests of any Person owned or held by the Seller Parties other than the Singapore Subsidiary and the Delaware Subsidiary;

(l)                                    (i) all attorney-client privilege and attorney work-product protection of the Seller Parties or associated with the Business as a result of legal counsel representing the Seller Parties in connection with the transactions contemplated by this Agreement or any of the Transaction Documents, (ii) all documents subject to the attorney-client privilege or work-product protection described in clause (i) of this paragraph, and (iii) all documents maintained by the Seller Parties in connection with the transactions contemplated by this Agreement or any of the Transaction Documents; and

(m)                             the rights which accrue or will accrue to the Seller Parties under the Transaction Documents.

Section 2.03                            Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of the Seller Parties arising out of the Purchased Assets or relating to the Business, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”) including, without limitation, the following:

(a)                                 all trade accounts payable of the Seller Parties to third parties in connection with the Business that remain unpaid as of the Closing Date and are reflected in the Working Capital;

(b)                                 all liabilities and obligations arising pursuant to the Assigned Contracts, regardless of when arising; provided, however, that any trade accounts payable of the Seller Parties in connection with an Assigned Contract that remain unpaid as of the Closing Date and are not reflected in the Working Capital shall be Excluded Liabilities;

(c)                                  all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other employment arrangements with respect to the employment of any Transferred Employee by Buyer or its Affiliates on or after the Closing Date, but only to the extent incurred or related to actions on or after the Closing Date or that are Current Liabilities reflected in Working Capital;

(d)                                 all severance or separation payments to Employees terminated concurrent with or after the Closing including, but not limited to, any severance required to be paid to any Employees listed on 1.01(b) of the Disclosure Schedules that Buyer does not offer employment to (but excluding any Employees that are offered employment by Buyer and do not accept such employment offer) or to any Transferred Employees that Buyer terminates, solely with respect to each applicable Employee to the extent such amounts with respect to each such Employee are set forth in Schedule 2.03(d); provided, however, that Buyer shall not assume any payments that are paid by the Seller Parties to Lauren Wiener in connection with the transactions contemplated by this Agreement and her current employment relationship with the Seller Parties;

(e)                                  all liabilities and obligations for (i) except to the extent provided in Section 6.09, Taxes relating to the Business, the Singapore Subsidiary, the Delaware Subsidiary, the Purchased Assets or the Assumed Liabilities for any taxable period (or portion thereof) ending after the Closing Date, and (ii) Taxes for which Buyer is liable pursuant to Section 6.08 or Section 6.09;

(f)                                   all liabilities and obligations arising under or relating to commission and annual performance bonus payments that become payable after the Closing or are otherwise included within Working Capital; and

(g)                                 all Current Liabilities reflected in Working Capital.

Section 2.04                            Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of the Seller Parties (collectively, the “Excluded Liabilities”):

(a)                                 any liabilities or obligations of the Seller Parties’ not arising out of or relating to the Seller Parties’ ownership or operation of the Business and the Purchased Assets;

(b)                                 any liabilities or obligations for Taxes, whether or not accrued, assessed or currently due and payable, of any of the Seller Parties for any taxable period (or portion thereof) ending on or prior to the Closing Date (other than Taxes allocated to Buyer under Section 6.08 or Section 6.09 and Taxes of the Singapore Subsidiary or the Delaware Subsidiary allocated to Buyer under Section 6.08 or Section 6.09);

(c)                                  except as specifically provided in Section 2.03(d) or Section 2.08(e), any liabilities or obligations of the Seller Parties relating to or arising out of (i) the employment, or termination of employment, of any employee or former employee (including the Employees) prior to the Closing, (ii) workers’ compensation or other employee-related claims of any Employee which relate to events occurring prior to the Closing Date, (iii) the employment, or termination of employment, of any Employee who is not a Transferred Employee prior to the Closing, or (iv) workers’ compensation or other employee-related claims of any Employee who is not a Transferred Employee;

(d)                                 except as specifically provided in Section 2.03(d) or Section 2.08(e), any liability, obligation or commitment of any of the Seller Parties to pay any employee or former employee of any of the Seller Parties (including the Transferred Employees) for any salary, bonus, commission, vacation pay, severance, separation or other compensation earned or accrued as of or prior to the Closing Date, including any severance pay or similar obligations payable to any employee or former employee who is terminated by the Seller Parties on or after the Closing Date, or who does not accept employment with Buyer as of the Closing Date;

(e)                                  any liability, obligation or commitment of any of the Seller Parties (including any liabilities resulting from unfunded contributions under any employee benefit plan subject to ERISA) under any employment, benefit or compensation, pension, profit-sharing or welfare plans, contracts, employment agreements or offer letters, policies, practices or arrangements, oral or written, covering the Employees, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, equity-based, incentive and bonus plans;

(f)                                   any liability, obligation or commitment of any of the Sellers to the extent relating to, or arising out of, any Excluded Asset, or to the extent arising out of the ownership by any of the Seller Parties of the Excluded Assets or associated with the realization of the benefits of any Excluded Asset;

(g)                                 any Transaction Expenses; and

(h)                                 any liabilities and obligations of the Seller Parties set forth on Section 2.04(h) of the Disclosure Schedules.

Section 2.05                            Purchase Price. The aggregate purchase price for the Purchased Assets shall be:

(a)                                 $50,000,000 in cash (the “Purchase Price”);

(b)                                 Plus any amount payable by Buyer to Parent pursuant to Section 2.08(d) in respect of the Closing Working Capital; and

(c)                                  Less any amount payable by Parent to Buyer pursuant to Section 2.08(d) in respect of the Closing Working Capital;

in each case of Subsections (b) and (c), as determined in accordance with Section 2.08 (the total of the amounts set forth in Subsections (a), (b) and (c), the “Adjusted Purchase Price”).

Buyer and Seller agree that Buyer is paying $1,000,000 of the Purchase Price in consideration of the benefits it is receiving under the Trademark License Agreement.

Section 2.06                            Payments.

Buyer will pay, by wire transfer of immediately available funds, at the Closing, an amount of $30,000,000 (the “Closing Payment Amount”) to such account or accounts as Parent specifies to Buyer in writing prior to the Closing.

Buyer will pay, by wire transfer of immediately available funds $20,000,000 (the “Deferred Payment Amount”), to such account or accounts as Parent specifies to Buyer in writing prior to the Closing, at the time specified in, and subject to and in accordance with the terms of, the Promissory Note in the form attached hereto as Exhibit H* (the “Promissory Note”).

Section 2.07                            Allocation of Purchase Price. Within one hundred twenty (120) days after the Closing Date, the Seller Parties shall deliver to Buyer a schedule allocating the Purchase Price (including any liabilities and other items treated as consideration for the Purchased Assets for U.S. federal income Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies the Seller Parties in writing that Buyer objects to one or more items reflected in the Allocation Schedule within forty five (45) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, the Seller Parties and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller Parties and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within forty five (45) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by an Independent Accountant (as defined below). The fees and expenses of such accounting firm shall be borne equally by the Seller Parties and Buyer. The Seller Parties and Buyer agree to file their respective Internal Revenue Service Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Section 2.08                            Working Capital Adjustment.

(a)                                                 Estimated Closing Statement.  Not later than five (5) Business Days prior to the Closing Date, Parent shall deliver to Buyer a reasonably detailed statement (the “Estimated Closing Statement”) containing a good faith estimate of the Working Capital (specifying each of the items included in the estimated Current Assets and estimated Current Liabilities) (the “Estimated Closing Working Capital”); provided that, if the Closing occurs within (5) Business Days after the date of this Agreement, then Schedule A shall be, and shall constitute Parent’s delivery of, the Estimated Closing Statement.

(b)                                                 Closing Statement.  No later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Parent a final calculation of the Adjusted Purchase Price at Closing, including a statement of the Working Capital, including such schedules and data as may be appropriate to support such calculations (the “Closing Statement”).

(c)                                                  Examination and Review.

(i)                                    After receipt of the Closing Statement, Parent shall have forty-five (45) days (the “Review Period”) to review the Closing Statement. During the Review Period, Parent shall have full access to the Books and Records of the Business, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Parent may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections, provided, that such access shall be at the Parent’s expense, during normal business hours and in a manner that does not interfere with the normal business operations of Buyer.

(ii)                                On or prior to the last day of the Review Period, Parent may object to the Closing Statement by delivering to Buyer a written statement setting forth Parent’s objections in reasonable detail, indicating each disputed item or amount and the basis for Parent’s disagreement therewith (the “Statement of Objections”). If Parent fails to deliver the Statement of Objections to Buyer before the expiration of the Review Period, the Closing Statement and the Purchase Price Adjustment (if any), as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Parent and the Seller Parties. If

Parent delivers the Statement of Objections to Buyer before the expiration of the Review Period, Buyer and Parent shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Purchase Price Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Parent, shall be final and binding on the parties hereto.

(iii)                            If Parent and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants mutually acceptable to Buyer and the Seller Parties (the “Independent Accountant”) who, acting as expert and not arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Purchase Price Adjustment, as the case may be, and the Closing Statement. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.  All expenses and fees of the Independent Accountant and the administrative costs of the proceeding, including reasonable fees and costs, incurred by the other party to the proceeding, shall be borne by the non-prevailing party. For purposes of this Section 2.08(c), Buyer shall be deemed to be the non-prevailing party if the Independent Accountant award the Seller Parties more than fifty percent (50%) of the disputed amount; otherwise the Seller Parties shall be deemed to be the non-prevailing party. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and the Independent Accountant’s resolution of the Disputed Amounts and its adjustments to the Closing Statement and/or the Purchase Price Adjustment shall be conclusive and binding upon the parties hereto and their respective successors and assigns, and not subject to any collateral attack for any reason absent manifest error or fraud.

(d)                                 Purchase Price Adjustment; Payment.  Subject to the resolution of any disputes regarding the Closing Statement, to the extent that the Working Capital as finally determined in accordance with Section 2.08(c) (the “Closing Working Capital”) results in a calculation of the Net Working Capital Adjustment Amount that is (1) less than the estimate thereof based on the Estimated Closing Working Capital set forth in the Estimated Closing Statement, then the Purchase Price will be decreased on a dollar-for-dollar basis by the amount of such deficiency, or (2) greater than the estimate thereof based on the Estimated Closing Working Capital set forth in the Estimated Closing Statement, then the Purchase Price will be increased on a dollar-for-dollar basis by the amount of such excess (any such resulting recalculation of the Purchase Price, a “Purchase Price Adjustment”).  Any Purchase Price Adjustment resulting in a decrease to the Purchase Price shall be paid in cash, by wire transfer of immediately available funds, by Parent to Buyer within five (5) Business Days after such final determination.  Any Purchase Price Adjustment resulting in an increase to the Purchase Price shall be paid in cash, by wire transfer of immediately available funds, by Buyer to Parent within five (5) Business Days after such final determination.

(e)                                  Sales Commissions.  No later than November 15, 2017, Buyer shall provide to the Seller Parties an accounting of sales commissions payable to the Transferred

Employees for the calendar quarter ended September 30, 2017, which shall be calculated in accordance with GAAP and the historical methodologies and procedures of the Seller Parties.  The Seller Parties shall have the right to review and contest such calculation in a manner consistent with the procedures set for the in Section 2.08(c).  Within five (5) Business Days after the final determination of the aggregate amount of sales commissions payable to the Transferred Employees, Parent shall pay to Buyer in cash, by wire transfer of immediately available funds, an amount equal (i) to such aggregate amount, multiplied by (ii) the quotient of (A) the number of days in the calendar quarter commencing July 1, 2017 that have elapsed prior to the Closing Date, dividing by (B) 92 (the total number of days in such calendar quarter).

Section 2.09                            Non-assignable Assets.

(a)                                 Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.09, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, the Seller Parties and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date and solely benefit from the Assigned Contracts from and after the Closing Date; provided, however, that neither the Seller Parties nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, the Seller Parties shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by the parties in accordance with Section 6.08.

(b)                                 To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.09, Buyer and the Seller Parties shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. To the extent permitted under applicable Law, Buyer shall, as agent or subcontractor for the Seller Parties pay, perform and discharge fully the liabilities and obligations of the Seller Parties thereunder from and after the Closing Date. To the extent permitted under applicable Law, the Seller Parties shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by the Seller Parties to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.09. Each party shall be permitted, as applicable, to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets and all direct costs associated with the payment, performance and discharge of the liabilities and obligations.

Section 2.10                            Withholding Taxes. Buyer shall be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable to a Seller Party pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law and shall use commercially reasonable efforts to reduce or eliminate any such withholding tax, including providing the Seller Parties a reasonable opportunity to provide documentation establishing exemption from or reduction of such withholdings.  To the extent amounts are so withheld and timely paid over to the appropriate taxing authority, Buyer shall be treated as though it withheld or caused to be withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the relevant Seller Party. Notwithstanding anything to the contrary in this Agreement, in the event any such deduction or withholding is required as a specific result of Buyer or any of its Affiliates’ identity, form of organization or the jurisdiction in which Buyer or any of its Affiliates is organized or conducts business, Buyer shall pay such additional amount to the relevant Seller Party as shall be required to ensure that the net amount received by such Seller Party will equal the sum which would have been received by it had no deduction or withholding been required to be made.

Section 2.11                            Buyer Assignment.  Notwithstanding anything herein to the contrary, and for all purposes of this Agreement and the transactions contemplated hereby, the Seller Parties and the Buyer agree that the Buyer shall be entitled to assign its rights to purchase all or a portion of the Purchased Assets and its obligations to assume all or portion the Assumed Liabilities to any one or more Affiliates of the Buyer.

ARTICLE III

CLOSING

Section 3.01                            Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley LLP, 500 Boylston Street, Boston, Massachusetts 02116, on August 7, 2017; provided that the conditions to Closing set forth in Article VII are either satisfied or waived at such time (other than conditions which, by their nature, are to be satisfied on the Closing Date); provided, further, that, if the Closing does not occur on August 7, 2017 due to the failure of one or more conditions to Closing set forth in Article VII to be satisfied or waived at such time, the Closing shall occur on the first Business Day after the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date). The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02                            Closing Deliverables.

(a)                                 At the Closing, the Seller Parties shall deliver to Buyer the following:

(i)                                    a bill of sale in the form of Exhibit B* hereto (the “Bill of Sale”) duly executed by the Seller Parties, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)                                an assignment and assumption agreement in the form of Exhibit C* hereto (the “Assignment and Assumption Agreement”) duly executed by the Seller Parties, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)                            a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Parent is not a foreign person within the meaning of Section 1445 of the Code duly executed by Parent;

(iv)                             a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that ScanScout is not a foreign person within the meaning of Section 1445 of the Code duly executed by ScanScout;

(v)                                 a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Seller Parties certifying (i) the names and signatures of the officers of each of the Seller Parties authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder, (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of the Seller Parties authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (iii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi)                             a patent assignment agreement in the form of Exhibit D* hereto (the “Patent Assignment Agreement”) duly executed by the Seller Parties, effecting the assignment to and assumption by Buyer of the Business Patents;

(vii)                         a demand side platform integration agreement in the form of Exhibit E* hereto (the “Demand Side Platform Integration Agreement”) and a transition services agreement in the form of Exhibit F* hereto (the “Transition Services Agreement”), in each case, duly executed by the Seller Parties;

(viii)                     a trademark license agreement in the form of Exhibit G* hereto (the “Trademark License Agreement”), duly executed by the Seller Parties;

(ix)                             share certificate(s) representing all of the outstanding shares of capital stock or other equity interests of the Singapore Subsidiary and an accompanying share transfer instrument in customary form;

(x)                                 stock certificate representing all of the outstanding shares of capital stock or other equity interests of the Delaware Subsidiary and an accompanying stock power in customary form;

(xi)                             a resignation letter from each of the directors of the Singapore Subsidiary (other than the director of the Singapore Subsidiary resident in Singapore) and the Delaware Subsidiary;

(xii)                         good standing certificate or the foreign equivalent of the Singapore Subsidiary and the Delaware Subsidiary;

(xiii)                     the release letter signed by the Key Employee and the Seller Parties; and

(xiv)                      the Closing Certificate.

(b)                                 At the Closing, Buyer shall deliver to the Seller Parties the following:

(i)                                    the Closing Payment Amount;

(ii)                                the Assignment and Assumption Agreement duly executed by Buyer;

(iii)                            the Demand Side Platform Integration Agreement, the Trademark License Agreement and the Transition Services Agreement duly executed by Buyer;

(iv)                             a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder, (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (iii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v)                                 the Promissory Note; and

(vi)                             the Buyer Closing Certificate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the Disclosure Schedules, each of the Seller Parties represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01                            Organization and Qualification of the Seller Parties. Each of the Seller Parties, the Singapore Subsidiary and the Delaware Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate or entity power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Each of the Seller Parties, the Singapore Subsidiary and the Delaware Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.02                            Authority of the Seller Parties. Each of the Seller Parties has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller Party of this Agreement and any other Transaction Document to which such Seller Party is a party, the performance by such Seller Party of its obligations hereunder and thereunder and the consummation by the Seller Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller Party. This Agreement has been duly executed and delivered by each Seller Party, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller Party, enforceable against each Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03                            No Conflicts; Consents. The execution, delivery and performance by each of the Seller Parties of this Agreement and the other Transaction Documents to which such Seller Party is a party, including the assignment of the Delaware Sub Contracts to the Delaware Subsidiary, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of such Seller Party; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller Party, the Business,  the Purchased Assets or the Assumed Liabilities; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; or (d) result in the creation or imposition of any Encumbrance on any Purchased Asset; except (i) as set forth in Section 4.03 of the Disclosure Schedules or (ii) in the case of clauses (c) and (d), where the violation, breach, conflict, default, acceleration or failure to give notice would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and set forth in Section 4.03 of the Disclosure Schedules. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental

Authority is required by or with respect to the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04                            Financial Statements. Copies of carve-out unaudited financial statements consisting of the balance sheet of the Business as of March 31, 2017 and the related statements of income for the three months ended March 31, 2017 and the year ended December 31, 2016 (collectively, the “Financial Statements”), are included in Section 4.04 of the Disclosure Schedules. The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (ii) fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations and financial position of the Business for the periods indicated. The balance sheet of the Business as of March 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 4.05                            Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.05 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, the Seller Parties have operated the Business in the ordinary course of business consistent with past practice in all material respects and (i) there has not been, with respect to the Business, (a) any event or circumstance that, individually or in the aggregate, has had or is reasonably be expected to have a Material Adverse Effect; or (b) any acquisition, sale or transfer of any Purchased Assets other than in the ordinary course of business, and (ii) neither Seller Party has taken any action of the type contemplated by Section 6.01.

Section 4.06                            Material Contracts.

(a)                                 Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which one of the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary is a party or by which it is bound primarily in connection with the Business or the Purchased Assets (together with all Leases listed in Section 4.09(a) of the Disclosure Schedules, but excluding any Benefit Plan, any employment agreement or offer letter and any Excluded Assets, collectively, the “Material Contracts”):

(i)                                    all master service agreements for the license of Parent’s self-service demand side platform (DSP), pursuant to which the Business earned revenue in excess of $100,000 during fiscal 2016 or which are otherwise material to the Business;

(ii)                                all Contracts pursuant to which the Company licenses data from a third party and which are material to the Business;

(iii)                            all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)                             all Contracts relating to indebtedness for borrowed money and any guaranty agreement or other evidence of indebtedness, including capitalized lease obligations;

(v)                                 all Contracts containing provisions that expressly limit the ability of the Business to engage in any business activity or compete with any person, or the expansion thereof to other geographical areas, customers, suppliers or lines of business, or that grants the other party or any third person “most favored nation” or similar status;

(vi)                             all Contracts that are intercompany agreements relating to the Business or the Purchased Assets;

(vii)                         all collective bargaining agreements or Contracts with any labor organization, union or association.

(viii)                     any Contract (or group of related Contracts) which is not terminable on less than ninety (90) days’ notice or that contains a minimum annual commitment in excess of $100,000;

(ix)                             any Contract with third-party sales agents, sales representatives, brokers or distributors, none of which are Employees;

(x)                                 any Contract creating a partnership, joint venture agreement, development, joint development or similar arrangement which is material to the Business;

(xi)                             any Contract granting any Person an Encumbrance on any of the Purchased Assets, other than Permitted Encumbrances;

(xii)                         any Contract of any character (contingent or otherwise) pursuant to which any consultant is or may be entitled to receive any payment based on the revenues, earnings or financial performance or assets of the Business or calculated in accordance therewith;

(xiii)                     any Contracts with any Governmental Authority;

(xiv)                      any Contract that relates to the settlement of any legal proceeding; and

(xv)                          any other Contract that would be required to be filed with the United States Securities and Exchange Commission as an exhibit to a registration statement on Form S-1 if the Business was registering securities under the Securities Act.

(b)                                 The Seller Parties have made available to Buyer true and complete copies of all Material Contracts and all amendments thereto.  Each Material Contract (i) is valid and binding on the applicable Seller Party, Singapore Subsidiary or Delaware Subsidiary and the counterparties thereto, and, to the Knowledge of the Seller Parties, the counterparties thereto and is in full force and effect, enforceable against the Seller Parties, and, to the Knowledge of the Seller Parties, against all third parties, in each case in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law); and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, including the assignment of the Delaware Sub Contracts to the Delaware Subsidiary, enforceable against Buyer, and, to the Knowledge of the Seller Parties, against all third parties, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  Except as set forth on Section 4.06(b) of the Disclosure Schedules, none of the Seller Parties is in material breach of, or default (with or without the giving of notice, lapse of time or both) under, any Material Contract.  To the Knowledge of the Seller Parties, no other party to any Material Contract is in default thereunder, nor, to the Knowledge of the Seller Parties, does any condition exist that with the lapse of time or both would constitute a default by any such other party thereunder, except, in either case, for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  No other party to any Material Contract has (i) notified the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary that such other party intends to cancel or otherwise terminate such Material Contract or (ii) since the Balance Sheet Date, taken any action or threatened to take any action, with respect to seeking a repayment of amounts paid to the Seller Parties pursuant to such Material Contract or a reduction in fees or other payments that will become due to the Seller Parties pursuant to such Material Contract.

Section 4.07                            Title to Tangible Personal Property. The Seller Parties, the Singapore Subsidiary and the Delaware Subsidiary have good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except as set forth in Section 4.07 of the Disclosure Schedules and for Permitted Encumbrances. All Tangible Personal Property included in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and suitable in all material respects for their current and intended use.

Section 4.08                            Sufficiency of Assets. The Purchased Assets, together with the procedures set forth in Section 2.09, (i) constitute all the rights, property and assets necessary for, and are sufficient for, the continued conduct of the Business after the Closing by Buyer in substantially the same manner as conducted by the Seller Parties, the Subsidiary and the Delaware Subsidiary prior to the Closing, and (ii) constitute all of the rights, property and assets of the Seller Parties, the Singapore Subsidiary and the Delaware Subsidiary necessary to conduct the Business as currently conducted.

Section 4.09                            Real Property.

(a)                                 Section 4.09(a) of the Disclosure Schedules sets forth all real property leased by the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary and primarily used in connection with the Business, other than any real property that is an Excluded Asset (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the “Leases”).

(b)                                 The Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary have not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty. The Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not materially interfere with the current use of the Leased Real Property.  None of the Seller Parties, the Singapore Subsidiary and the Delaware Subsidiary has received any written notice of a breach or default thereunder, nor has any of the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary delivered written notices to a landlord of any default by the landlord under any Leased Real Property, and to the Knowledge of the Seller Parties, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default by the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary thereunder. None of the Leased Real Property has been leased, subleased or licensed by the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary to third parties.

Section 4.10                            Intellectual Property.

(a)                                                 Section 4.10(a) of the Disclosure Schedules set forth an accurate and complete list of (i) all Domain Names included in the Intellectual Property Assets of which the Seller Parties is the registrant specifying for each its registrant and renewal date, and whether it is active (collectively, the “Business Registered Domain Names”); (ii) all registered Marks, pending applications for registration of Marks included in the Intellectual Property Assets (collectively, the “Business Registered Marks”); (iii) all Patents included in the Intellectual Property Assets (collectively, the “Business Patents”); and (iv) all registered Copyrights and all pending applications for registration of Copyrights included in the Intellectual Property Assets (collectively, the “Business Registered Copyrights” and, together with the Business Registered Domain Names, the Business Registered Marks and the Business Patents, the “Business Registered IP”), indicating as to each item in (ii)-(iv) as applicable: (i) the current owner; (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the dates of application, issuance or registration of the item.  Except as and to the extent disclosed on Section 4.10(a) of the Disclosure Schedules, the applicable Seller Party has timely paid all filing, extension, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Business Registered IP, and all documents, assignments, recordations and certificates necessary to be filed by the Seller Parties to maintain the effectiveness of the Business Registered IP and to secure and record title to Business Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or other foreign jurisdictions, as the case may be, so that no item required to be listed on Section 4.10(a) of the Disclosure Schedules has lapsed, expired or been abandoned or canceled other than in the ordinary course of business.

(b)                                 To the Knowledge of the Seller Parties, all rights protecting Intellectual Property or Technology owned by the Seller Parties material to the conduct of their respective businesses (i) are valid and enforceable and (ii) are not subject to any outstanding injunction, judgment, order, decree, ruling or charge against the Seller Parties of which the Seller Parties have received notice. The Contract set forth in Section 4.10(b) of the Disclosure Schedule is the only Material Contract to which a Seller Party is a party and which provides for the exclusive license of Intellectual Property or Technology to the Seller Parties.  Based solely on the representations and warranties made to the Seller Parties in a definitive agreement by any licensor of Intellectual Property or Technology exclusively licensed to the Seller Parties material to the conduct of their respective businesses, to the actual knowledge of the Seller Parties, all rights protecting such Intellectual Property or Technology (x) are valid and enforceable and (y) are not subject to any outstanding injunction, judgment, order, decree, ruling or charge against the Seller Parties of which the Seller Parties have received notice.

(c)                                  The Seller Parties own all right, title and interest in and to the Business Registered IP and are entitled to use such Business Registered IP in the operation of their respective businesses as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. The Seller Parties own all right, title and interest in and to, or have a valid, enforceable and continuing license or right to use, practice, manufacture, have manufactured, sell, offer for sale, import, export, exploit and license, each other item of Intellectual Property or Technology (“Intellectual Property Rights”) included in the Intellectual Property Assets.  For the avoidance of doubt, the representations and warranties set forth in this Section 4.10(c) do not apply to the infringement upon or misappropriation or violation of the Intellectual Property of any third party, which are covered in Section 4.10(f).

(d)                                 Except with respect to the Assigned Contracts and licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $50,000 per annum, the Seller Parties are not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights, with respect to the use thereof or in connection with the conduct of the Business as currently being conducted (including all research and development).

(e)                                  The Seller Parties have exercised a degree of care that is consistent in all material respects with the standards of the industry in which the Seller Parties operate (but in no event less than a reasonable degree of care) in order to protect the secrecy and maintain the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including the adoption of a policy requiring that all employees and independent contractors who are involved in the creation of Intellectual Property or Technology that is owned or purported to be owned by the Seller Parties and that constitute Intellectual Property Assets enter into non-disclosure and invention assignment agreements in the Seller Parties’ standard forms previously made available to Buyer.  Each current or former employee and independent contractor involved in the development of such Intellectual Property and Technology has executed and delivered to the Seller Parties such an agreement and, to the Knowledge of the Seller Parties, none of such employees or independent contractors is in violation thereof.  Except as set forth on Section 4.10(e) of the Disclosure Schedules, no material (individually or in the aggregate) Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Seller Parties’ proprietary interests in and to such Trade Secrets.

(f)                                   Except as and to the extent disclosed on Section 4.10(f) of the Disclosure Schedules and to the Knowledge of the Seller Parties, the conduct of the Business as currently conducted, does not infringe upon or misappropriate or violate the Intellectual Property of any third party.  Except as and to the extent disclosed on Section 4.10(f) of the Disclosure Schedules, the Seller Parties have not received written or, to the Knowledge of the Seller Parties, oral, notice of any claim or notice asserting that the conduct of the Business by the Seller Parties as currently conducted infringes upon or misappropriates the Intellectual Property of any third party.  Except as and to the extent disclosed on Section 4.10(f) of the Disclosure Schedules, none of the Business Registered IP has been the subject of a judicial finding or opinion, nor has any written (or, to the Knowledge of the Seller Parties, oral) notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any Intellectual Property or Technology been received by the Seller Parties.

(g)                                 There are no claims asserted or threatened by the Seller Parties that a third party infringes or otherwise violates any of the Business Registered IP or any other rights protecting Intellectual Property or Technology owned by or exclusively licensed to the Seller Parties.  To the Knowledge of the Seller Parties, no third party is misappropriating, infringing or violating any Intellectual Property or Technology owned by or exclusively licensed to the Seller Parties.

(h)                                 The Business Registered IP and the other Intellectual Property or Technology owned by the Seller Parties and included in the Intellectual Property Assets, together with the rights granted to Seller Parties under the Inbound IP Agreements and under any “shrink-wrap” or “click-wrap” license agreements, are sufficient for the continued conduct of the Business by Buyer after the Closing Date in the same manner as such business was conducted prior to the Closing Date in all material respects. Neither the execution of this Agreement nor the consummation of any transaction contemplated hereby will materially and adversely affect any of Buyer’s rights in and to the Intellectual Property Assets.

(i)                                    Except as set forth on Section 4.10(i) of the Disclosure Schedules, no open source, free, shared or public library Software, including any GNU General Public License, GNU Lesser General Public Library, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and/or Public Domain licenses, or any other “open source” or freeware type licenses (“Open Source Licenses”) governs, in any material respects, any Software that is incorporated into the products or services made generally available by the Seller Parties in connection with the Business as presently conducted. The Seller Parties are in compliance in all material respects with all Open Source Licenses that govern any Software that is incorporated into the products or services made generally available by the Seller Parties in connection with the Business as presently conducted.

(j)                                    The Software of the Seller Parties included in the Intellectual Property Assets does not, to the Knowledge of the Seller Parties, contain any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that deletes, disables, deactivates, interferes with, or otherwise harms such Software, or the hardware, data, or computer programs or codes, or that provides access or produces modifications not authorized by the Seller Parties.

(k)                                 The Seller Parties implement and maintain reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services and having similar resources as the Seller Parties.  To the Knowledge of the Seller Parties, the Seller Parties have not experienced any breach of security or otherwise unauthorized access by third parties to Trade Secrets.  There has not been in the 24 months immediately prior to the Closing Date any failure material to the Business with respect to any of the computer systems, including software, used by the Seller Parties in the conduct of the Business.

(l)                                    The Seller Parties have not granted any options, licenses or agreements of any kind relating to any Intellectual Property outside of nonexclusive end use terms of service and customer agreements entered in the ordinary course (copies of which have been provided to Buyer).

Section 4.11                            Legal Proceedings; Governmental Orders.

(a)                                 There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Seller Parties’ Knowledge, threatened against or by the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, or that would affect the legality, validity or enforceability of this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

(b)                                 There are no outstanding Governmental Orders, or inquiry pending before a Governmental Authority or, to the Seller Parties’ Knowledge, threatened against the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary, and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets or the Assumed Liabilities, or that would affect the legality, validity or enforceability of this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 4.12                            Compliance With Laws; Permits.

(a)                                 The Seller Parties, the Singapore Subsidiary and the Delaware Subsidiary are in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Except for general authorizations to conduct business as set forth in Section 4.12 of the Disclosure Schedules, no material Permits are required for the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets.

Section 4.13                            Environmental Matters.  The Seller Parties are and have been in compliance in all material respects with all Environmental Laws, and have obtained all required Environmental Permits in connection therewith and are in compliance in all material respects with the requirements thereunder. Since January 1, 2015, the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary have not received any written notice from any Governmental Authority or any written notice from any citizens group or other Person that alleges that any of the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary is not

in compliance with any Environmental Law.  To the Knowledge of the Seller Parties:  (a) all Leased Real Property and all surface water, groundwater and soil associated with or adjacent to such property, is free of any chemicals, pollutants, contaminants, wastes, toxic substances or material environmental contamination of any nature; (b) none of the Leased Real Property contain any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (c) none of the Leased Real Property contains any septic tanks in which process wastewater or any chemicals, pollutants, contaminants, wastes or toxic substance have been released.

Section 4.14                            Employee Benefit Matters.

(a)                                 Section 4.14(a) of the Disclosure Schedules contains a list of (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA, without regard to whether ERISA applies thereto), (ii) all employment, retention, consulting, severance or individual compensation agreements, in each case, other than offer letters involving at-will employment, and (iii)  all other retention, change-in-control, bonus, stock option, stock purchase, restricted stock, stock appreciation right, phantom equity, incentive, deferred compensation, medical, life insurance, flexible spending, supplemental retirement, severance, vacation, salary continuation, leave of absence, educational assistance, company car, housing allowance, paid time off, welfare, fringe-benefit or other benefit plans, programs, policies, arrangements or agreements of any kind (whether written or oral), and covering one or more Employees, former employees of the Business, current or former directors of the Business or the beneficiaries or dependents of any such Persons, but not including employment agreements of offer letters with Employees who are not the Key Employee, and is maintained, sponsored, contributed to, or required to be contributed to by the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary, or under which the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary have any material liability for premiums or benefits (as listed on Section 4.14(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)                                 Except as would not have a Material Adverse Effect, to the Seller Parties’ Knowledge, each Benefit Plan and related trust has been maintained, operated and administered in accordance with its terms and the requirements of all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified. No Action or other claim (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Sellers Parties, threatened with respect to any Benefit Plan that would reasonably be expected to result in liability to Buyer.

(c)                                  No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). The Seller Parties have not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(d)                                 Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan that is subject to ERISA provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)                                  No Benefit Plan exists that would: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

(f)                                   As of the Closing, there will be no Contract or plan to which a Seller Party is a party covering any current or former employee, director or independent contractor of the Business that, individually or collectively, provides for payment or benefits that would reasonably be expected to constitute an “excess parachute payment” under Section 280G of the Code as a result of the execution of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

(g)                                 Each Benefit Plan that is or contains a “deferred compensation” plan, arrangement or feature, that is subject to Code Section 409A, has been operated in compliance, in all material respects, with such Code section and applicable regulations thereunder. None of the Sellers Parties has agreed to pay or reimburse taxes under Code Section 409A incurred by any service provider participating in any deferred compensation arrangement.

(h)                                 The representations and warranties set forth in this Section 4.14 are the Seller Parties’ sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.15                            Employment Matters.

(a)                                 Section 4.15(a) of the Disclosure Schedules sets forth as of the date hereof a list of the names of each Employee, together with their title or job classification, work location, employing entity, current annual salary and target annual cash bonus and commissions for 2017, if any.  Except as set forth on Section 4.15(a) of the Disclosure Schedules, none of such persons has an employment Contract with any of the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary, which is not terminable on notice by the Seller Parties of thirty (30) days or less without cost or other liability to the Seller Parties.  As of the date hereof, no Employee has advised the Seller Parties that he or she intends to terminate employment with the Seller Parties other than in the context of joining Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                                 Section 4.15(b) of the Disclosure Schedules sets forth a list as of the date of this Agreement, separately by company and location, of the names of all individuals who perform services for the Business at an annualized rate in excess of $50,000 per year as a consultant or an independent contractor.  The Seller Parties represent that they have paid all of its employees, consultants, and independent contractors for all hours worked, including commissions, overtime, or other wages due, along with related Taxes (or have appropriately accrued for such amounts).  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Seller Parties’ Knowledge, threatened by any Employee against the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary.

(c)                                  The Seller Parties, the Singapore Subsidiary and the Delaware Subsidiary are not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. Since the Balance Sheet Date, there has not been, nor, to the Seller Parties’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Seller Parties, the Singapore Subsidiary, the Delaware Subsidiary or any of the Employees.

(d)                                 The Seller Parties, the Singapore Subsidiary and the Delaware Subsidiary are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they exclusively relate to the Employees, including but not limited to provisions relating to wages, overtime, expenses, sick time, leaves, contributions, classification of contractors and employees, reductions in force, hours, meal and rest periods, equal opportunity laws, collective bargaining and the payment of Social Security and other taxes, except to the extent non-compliance would not result in a Material Adverse Effect.

(e)                                  The representations and warranties set forth in this Section 4.15 are the Seller Parties’ sole and exclusive representations and warranties regarding employment matters.

Section 4.16                            Taxes.

(a)                                 The Seller Parties have filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by the Seller Parties and have paid all Taxes shown thereon as owing. Each of the Singapore Subsidiary and the Delaware Subsidiary has filed (taking into account any valid extensions) all material Tax Returns it is required to file and has paid all Taxes shown thereon as owing. None of the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)                                 None of the Seller Parties is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(c)                                  There are no liens for Taxes upon any of the Purchased Assets, other than for Taxes not yet delinquent.

(d)                                 No power of attorney that is currently in effect has been granted by any of the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary with respect to the Business or the Purchased Assets (other than powers of attorney granted in the ordinary course of business, such as to a payroll provider).

(e)                                  Other than the ownership interests of the Singapore Subsidiary and the Delaware Subsidiary, the Purchased Assets do not include any stock or other ownership interests in any corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

(f)                                   None of the Purchased Assets are (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(g)                                 None of the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary is a party to any Tax allocation, Tax sharing or Tax indemnification agreement other than any such agreement entered into in the ordinary course of business (such as a loan or a lease) the primary purpose of which is unrelated to Taxes.  None of the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary has ever been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar provision of state, local or foreign Law (other than an affiliated group the parent of which is Parent).

(h)                                                 Each of the Singapore Subsidiary and the Delaware Subsidiary has, in all material respects, withheld and paid to the proper Governmental Authority on a timely basis all Taxes required to have been withheld and paid in connection with amounts paid, or deemed to have been paid, or owing to any employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with the information reporting requirements provided by applicable Law with respect to such payments.

(i)                                                    None of the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary are currently a party to any pending examination, audit, action, administrative or judicial proceeding relating to Taxes, nor, to the Knowledge of the Seller Parties, has any examination, audit, action or proceeding been threatened in writing by any Governmental Authority, and no claim for assessment or collection of Taxes which previously has been asserted relating in whole or in part to the Seller Parties, the Singapore Subsidiary or the Delaware Subsidiary remains unpaid.

(j)                                                    All material Taxes due and payable by the Singapore Subsidiary, whether or not reported on a Tax Return, have been properly and timely paid, and the liabilities for Taxes reflected on the financial statements of the Singapore Subsidiary as of March 31, 2017 set forth in Section 4.16(j) of the Disclosure Schedules (the “Singapore Sub Financial Statements”).  The Singapore Subsidiary has and will have no accrued liability for Taxes in respect of taxable periods or portions thereof following the date of the Singapore Sub Financial Statements and ending on or before the Closing Date other than Taxes incurred in the ordinary course of business consistent with past practice as reflected in the Tax Returns. No Taxes are due and payable by the Delaware Subsidiary as of the Closing Date and the Delaware Subsidiary has and will have no accrued liability for Taxes in respect of any taxable periods or portions thereof.

(k)                                                 Neither the Singapore Subsidiary nor the Delaware Subsidiary has any taxable income or gain as a result of prior intercompany transactions that has been deferred and that will be taxed as a result of the changes in ownership contemplated by this Agreement.

(l)                                    All transactions of the Singapore Subsidiary and the Delaware Subsidiary with any of the Seller Parties and any of their respective Affiliates were entered into and consummated as arms’ length transactions in material compliance with applicable transfer pricing rules.

(m)                             Neither the Singapore Subsidiary nor the Delaware Subsidiary is subject to private letter rulings of the IRS or comparable rulings from any other Governmental Authority.

(n)                                 The representations and warranties set forth in this Section 4.16 are the Seller Parties’ sole and exclusive representations and warranties regarding Tax matters.

Section 4.17                            Brokers. Except for The Raine Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller Parties.

Section 4.18                            Operation of the Business.  No part of the Business is currently operated through any entity other than the Seller Parties, the Singapore Subsidiary and the Delaware Subsidiary.

Section 4.19                            Subsidiaries.

(a)                                 Each of the Singapore Subsidiary and the Delaware Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its portion of the Business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification.  The Seller Parties have heretofore delivered to Buyer complete and correct copies of the constitution of the Singapore Subsidiary and the Delaware Subsidiary as presently in effect.  All of the outstanding stock and other equity interests of the Singapore Subsidiary and the Delaware Subsidiary have been duly authorized, and are validly issued, fully paid and non-assessable.

(b)                                 There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Singapore Subsidiary or the Delaware Subsidiary is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of the Singapore Subsidiary or the Delaware Subsidiary, as applicable, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c)                                  Parent has good and valid title to the outstanding stock and other equity interests of the Singapore Subsidiary and the Delaware Subsidiary, free and clear of all Encumbrances, and upon delivery by Parent of the outstanding stock and other equity interests of the Singapore Subsidiary and the Delaware Subsidiary at Closing, good and valid title to the outstanding stock and other equity interests of the Singapore Subsidiary and the Delaware Subsidiary, free and clear of all Encumbrances, other than those resulting from Buyer’s ownership, will pass to Buyer.

(d)                                 Neither the Singapore Subsidiary nor the Delaware Subsidiary owns, directly or indirectly, any capital stock or other equity interests of any Person or have any direct or indirect equity or ownership interest in any business, or is a member of or participant in any partnership, joint venture or similar Person.  There are no outstanding contractual obligations of the Singapore Subsidiary or the Delaware Subsidiary to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 4.20                            Privacy and Data Security.

(a)                                 The Seller Parties are in compliance in all material respects with all applicable Law of any Governmental Authority regarding the collection, processing, use, storage and transfer of information that identifies an individual (“Personal Information”), which was collected or processed by the Seller Parties in connection with the Business (collectively, “Data Protection Laws”).  The Seller Parties have made all required material filings, disclosures and registrations under applicable Data Protection Laws with any relevant Governmental Authority, to the extent applicable, and all such filings, disclosures and registrations are current and up-to-date) in all material respects.

(b)                                 The Seller Parties have established and implemented policies, programs and procedures that are in compliance in all material respects with applicable industry practices, including reasonable administrative, technical and physical safeguards, designed to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, disclosure or other misuse.  To the Knowledge of the Seller Parties, the Seller Parties have not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any Personal Information in their possession, custody or control, or otherwise held or processed on its behalf.

(c)                                  The Seller Parties have a privacy policy regarding the collection, use and disclosure of Personal Information in connection with their operation of the Business, and the Seller Parties have been in compliance in all material respects with such privacy policy. The Seller Parties have been in material compliance with the terms of all Material Contracts to which the Seller Parties are a party relating to data privacy, security or breach notification.

Section 4.21                            Customers and Suppliers.  Except as set forth in Section 4.21 of the Disclosure Schedules, no Seller Party has received written notice that any customer that individually accounted for more than five percent (5%) of the consolidated gross revenues of the Business during the 12-month period preceding December 31, 2016 or during the three months ended March 31, 2017 (a “Material Customer”) or any material supplier of the Business (a “Material Supplier”) has canceled or otherwise terminated, or reduced by twenty five percent (25%), or made any threat in writing to the Seller Parties to cancel or otherwise terminate, or materially reduce, its relationship with the Seller Parties.

Section 4.22                            No Unlawful Payments; FCPA. None of the Seller Parties nor any director or officer of the Seller Parties, nor, to the Knowledge of the Seller Parties, any employee, agent, controlled affiliate or other Person acting on behalf of the Seller Parties has, in the operation of the Business, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any government official or employee, (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom or (e) made, offered, or taken an act in furtherance of any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. The Seller Parties have instituted and maintain policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

Section 4.23                            Compliance with Money Laundering Laws. The operations of the Seller Parties of the Business are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Seller Parties operate the Business, the applicable rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Seller Parties with respect to any applicable Money Laundering Laws is pending or, to the Knowledge of the Seller Parties, threatened.

Section 4.24                            No Conflicts with Sanctions Laws.  None of the Seller Parties nor, to the Knowledge of the Seller Parties, any director, officer, agent or employee of the Seller Parties is currently subject to any sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions” and such persons, “Sanctioned Persons”) in connection with the operation of the Business.  None of the Seller Parties nor, to the Knowledge of the Seller Parties, any director, officer, agent or employee of the Seller Parties, is a Person that is, or is controlled by a Person that is (a) the subject of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (currently, Cuba, Iran, North Korea, Sudan, and Syria) (collectively, the “Sanctioned Countries”). None of the Seller Parties is engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country in connection with the operation of the Business.

Section 4.25                            Insurance. With respect to any insurance policies maintained by the Sellers Parties with respect to the Purchased Assets for periods prior to the Closing, (a) there is no material claim pending as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and (b) each of the Seller Parties is in compliance in all material respects with the terms of such policies.

Section 4.26                            Exclusivity of Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), and without derogating from the Seller Parties’ representations and warranties in Section 4.27, neither the Seller Parties nor any other Person on behalf of the Seller Parties (including the Singapore Subsidiary and the Delaware Subsidiary) has made, nor are any of them making, any express or implied representation or warranty, either written or oral, at law or in equity, on behalf or in respect of the Seller Parties, the Singapore Subsidiary, the Delaware Subsidiary or the Purchased Assets, including (a) any representation or warranty as to the future revenue, profitability or success of the Business (the inherent uncertainties of which Buyer acknowledges), (b) any representation or warranty with respect to merchantability or fitness for any particular purpose (except for the representations and warranties set forth in Section 4.08), or (c) any representation or warranty arising from statute or otherwise in law.  Buyer acknowledges and agrees that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the express representations and warranties of the Seller Parties set forth in Article IV (including the representations and warranties in Section 4.27 and the related portions of the Disclosure Schedules) and disclaims reliance on any other representations and warranties, of any kind or nature, express or implied (including of the nature described in clauses (a), (b) and (c) above).

Section 4.27                            Disclosure. No representation or warranty made by the Seller Parties contained in this Agreement, and no statement contained in the Disclosure Schedules or in any certificate furnished to Buyer pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect. The Seller Parties acknowledge and agree that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied on the representations and warranties set forth in this Section 4.27 and in the other subsections of Article IV of this Agreement (including related portions of the Disclosure Schedules), and the accuracy and completeness of the representations and warranties in this Section 4.27 and in the other subsections of Article IV of this Agreement (including related portions of the Disclosure Schedules) are a major inducement to Buyer’s decision to enter into this Agreement and to consummate the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller Parties that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01                            Organization of Buyer. Buyer is a corporation duly organized, validly existing under the Laws of Israel.

Section 5.02                            Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Seller Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03                            No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04                            Brokers. Except for RBC Capital Markets, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05                            Sufficiency of Funds. Buyer currently has, and will have as of the Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06                            Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Seller Parties. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.07                            Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.01                            Conduct of Business Prior to the Closing. Except as otherwise required by this Agreement or applicable Law, during the period on and from the date of this Agreement through and including the Closing Date or the termination of this Agreement, the Seller Parties will conduct the Business in the ordinary course consistent with past practices in all material respects and will use their commercially reasonable efforts to maintain and preserve intact the current organization, operations and franchise of the Business, to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business and, except as otherwise permitted in accordance with this Section 6.01, to protect and preserve the Purchased Assets.  Except as otherwise required by this Agreement or applicable Law, during the period on and from the date of this Agreement through and including the Closing Date or the termination of this Agreement, the Seller Parties will not, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), in each case solely with respect to the Business:

(a)                                 mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist or otherwise encumber, any of the Purchased Assets, excluding guarantees and letters of credit provided to customers in the ordinary course of business;

(b)                                 sell, dispose of or license any of the Purchased Assets to any Person, except transactions in the ordinary course of business and consistent with past practices;

(c)                                  fail to maintain the Tangible Personal Property in good working condition and repair according to the standards they have maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(d)                                 fail to pay and discharge any trade payables or other material obligations relating to the Purchased Assets or the Business in accordance with the Seller Parties’ customary business practices as of the date hereof;

(e)                                  change financial accounting methods relating to or affecting the Purchased Assets, the Assumed Liabilities or the Business;

(f)                                   write up, write down or write off the book value of any Purchased Assets, except as consistent with past practices;

(g)                                 amend or terminate any Assigned Contracts, except in the ordinary course of business;

(h)                                 take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverage of the Seller Parties relating to or applicable to the Business or the Purchased Assets;

(i)                                    enter into any Contract that would constitute a Material Contract, except in the ordinary course of business and consistent with past practices (whether directly or through distributors, resellers, partners and the like);

(j)                                    except as required under Law or existing obligations: (x) adopt or amend any material Benefit Plan as it relates to the Business or the Purchased Assets; (y) enter into any employment contract with an Employee (except for hires of open positions in the ordinary course of business in accordance with past practice that provide for (1) compensation and benefit levels consistent with such positions and (2) termination at will without severance or penalty); or (z) increase the salaries or severance of, or pay any bonus (to the extent payable on or after the Closing) to, Employees;

(k)                                 enter into or amend any lease, sublease, license or other occupancy agreement with respect to any real property related to the Business;

(l)                                    make any capital expenditures or commitments for capital expenditures exclusively related to the Business in excess of $100,000, other than the purchase of supplies in the ordinary course of business and consistent with past practices;

(m)                             fail to comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(n)                                 amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents of the Singapore Subsidiary or the Delaware Subsidiary;

(o)                                 issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests of the Singapore Subsidiary or the Delaware Subsidiary;

(p)                                 waive any material right or any indebtedness owed to it, except, with respect to any trade payables, in the ordinary course of business consistent with past practice;

(q)                                 issue any communication of a general nature to employees (including general communications relating to benefits and compensation) relating to the Transaction without the prior approval of Buyer;

(r)                                  with respect to the Business, the Acquired Assets, the Assumed Liabilities, the Singapore Subsidiary or the Delaware Subsidiary: (i) make or change any material Tax election, (ii) change an annual tax accounting period or change a method of tax accounting (except as required by Law), (iii) file any amended Tax Returns or make any claim for Tax refunds, (iv) enter into any closing agreement relating to Taxes or (v) settle any material Tax claim, audit or assessment; and

(s)                                   agree to do any of the things described in the preceding clauses of this Section 6.01.

Section 6.02                            Access to Information. From the date hereof until the Closing or the termination of this Agreement, the Seller Parties shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller Parties to cooperate with Buyer with respect to the foregoing; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Seller Parties, under the supervision of the Seller Parties’ personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of the Seller Parties. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Parent or such other individuals as the Seller Parties may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Seller Parties shall not be required to disclose any information to Buyer if such disclosure would, in the Seller Parties’ reasonable discretion: (x) cause significant competitive harm to the Seller Parties and their businesses; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Seller Parties, Buyer shall not contact any suppliers to, or customers of, the Business. Each party shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03                            Employees and Employee Benefits.

(a)                                 Buyer shall, or shall cause an Affiliate of Buyer to, offer employment to be effective on the Closing Date, to the Employees (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”). Such offers of employment, when countersigned, shall confirm each Transferred Employee’s resignation of his or her employment with the Seller Parties effective as of the Closing Date.

(b)                                 During the period commencing on the Closing Date and ending on the date which is nine (9) months from the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Seller Parties immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Seller Parties immediately prior to the Closing; (iii) retirement and welfare benefits, that are no less favorable in the aggregate than the greater of those provided by the Seller Parties immediately prior to the Closing and those provided to similarly situated employees of Buyer or the applicable Affiliate of Buyer; and (iv) severance benefits that are no less favorable than the practice, plan or policy described on Schedule 6.03(b).  Notwithstanding the above, Transferred Employees will be employees at-will and may be terminated by Buyer at any time for any reason or no reason at all, unless otherwise prohibited by applicable Law. The provisions in this paragraph do not guarantee employment with Buyer (or the applicable Affiliate of Buyer) for a fixed duration of nine (9) months or for any length of time, nor will Buyer (or the applicable Affiliate of Buyer) be obligated to pay such base salary or hourly wages, target bonuses, or retirement and welfare benefits in the event that a Transferred Employee’s employment is terminated.

(c)                                  For the avoidance of doubt, the Seller Parties acknowledge and agree that any and all liability, obligation or commitment of any of the Seller Parties to pay any employee or former employee of any of the Seller Parties (including the Transferred Employees) for any salary, bonus, commission, vacation pay, severance, separation or other compensation earned or accrued as of or prior to the Closing Date, shall be an Excluded Liability and be borne solely by the Seller Parties, except as set forth explicitly in (i) Section 2.03(d) and to the extent set forth in Schedule 2.03(d) with respect to each such Employee or (ii) or Section 2.08(e).

(d)                                 With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer for the benefit of any Transferred Employee (collectively, “Buyer Benefit Plans”), effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize, to the extent permitted under applicable Law, all service of the Transferred Employees with the Seller Parties, as if such service were with Buyer, for purposes of any applicable Buyer Benefit Plan; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.  Further, with respect to each Buyer Benefit Plan, in which any Transferred Employee will be eligible to participate effective as of the Closing, Buyer shall, or shall cause its applicable Affiliate(s) to, (i) waive, to the extent permitted under applicable Law, all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Transferred Employee under any such Buyer Benefit Plan in which such Transferred Employee may be eligible to participate on or after the Closing, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Benefit Plan; and (ii) to the extent permitted under applicable Law, provide each such Transferred Employee with credit for any payments made under any cost-sharing provisions prior to the Closing (to the same extent such credit was given under the analogous Benefit Plan prior to the Closing) in satisfying any applicable cost-sharing provisions in any Buyer Benefit Plan in which such Transferred Employee may be eligible to participate on or after the Closing.

(e)                                  Effective as of the Closing Date, the Transferred Employees shall cease active participation in the Benefit Plans. The Seller Parties shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Closing Date, except to the extent reflected as a Current Liability in Closing Working Capital.

For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(f)                                   Buyer shall provide and shall be responsible for the provision of continuation coverage as required by COBRA to each M&A Qualified Beneficiary (as defined in Treasury Regulation Section 54.4970B-9) pursuant to the transactions contemplated by this Agreement, solely in connection with the Transferred Employees.

(g)                                 Buyer and the Seller Parties intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.03(b), including for purposes of any Benefit Plan that provides for separation, termination or severance benefits (if any).  Each Transferred Employee shall resign from Seller and accept employment with Buyer at the same time resulting in no period of unemployment. Buyer shall be liable and hold the Seller Parties harmless for any claims relating to the employment of any Transferred Employee only to the extent such claims relate to activity occurring after the Closing Date or otherwise are set forth explicitly in (i) Section 2.03(d) and to the extent set forth in Schedule 2.03(d) with respect to each such Employee or (ii) Section 2.08(e).  For the avoidance of doubt, Buyer shall not assume or be responsible for any payments that are paid by the Seller Parties to Lauren Wiener in connection with the transactions contemplated by this Agreement and her current employment relationship with the Seller Parties

(h)                                 This Section 6.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.03, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.03. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.03 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

(i)                                    The Seller Parties and Buyer shall follow the “standard procedure” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees.  Under this procedure, (i) each Seller Party shall provide all required Forms W-2 to (x) all Transferred Employees reflecting wages paid and Taxes withheld by such Seller Party in respect of such Transferred Employees’ employment with such Seller Party through the Closing Date, and (y) all other employees and former employees of a Seller Party who are not Transferred Employees reflecting all wages paid and taxes withheld by such Seller Party, and (ii) Buyer (or one of its Affiliates) shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by Buyer (or one of its Affiliates) on and after the Closing Date.

Section 6.04                            Confidentiality. Each party acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and information provided pursuant to this Agreement shall remain subject to the Confidentiality Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, Buyer and/or the Seller Parties may make any disclosure to the extent it is required to do so to comply with any securities laws or stock exchange regulations. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.04 shall nonetheless continue in full force and effect.

Section 6.05                            Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by the Seller Parties, or for any other reasonable purpose, for a period of ten (10) years after the Closing, Buyer shall:

(i)                                    retain the Books and Records (including personnel files) relating to periods prior to the Closing; and

(ii)                                upon reasonable notice, afford the Seller Parties’ Representatives reasonable access (including the right to make, at the Seller Parties’ expense, photocopies), during normal business hours, to such Books and Records (subject to the delivery of customary confidentiality undertakings to the satisfaction of Buyer).

(b)                                 In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of ten (10) years after the Closing, the Seller Parties shall:

(i)                                    retain the books and records (including personnel files) of the Seller Parties which relate to the Business and its operations for periods prior to the Closing (other than such books and records of the Singapore Subsidiary and the Delaware Subsidiary); and

(ii)                                upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)                                  Neither Buyer nor the Seller Parties shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.05 where such access would violate any Law, fiduciary duty, contractual obligation or attorney-client privilege of such party.

Section 6.06                            Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.07                            Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.08                            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any additions thereto, penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be shared equally by Buyer and the Seller Parties when due, except for any case where a party has a right to recover all or part of the Tax payable by the other party, in which case the amount of Tax which is recoverable should be paid by the party with the right of recovery. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees and, subject to the preceding sentence, pay such Taxes or fees (and the Seller Parties shall cooperate with respect thereto as necessary and promptly, upon demand, pay for their share of such Tax); provided, however, that to the extent any Tax Return or other document with respect to such Taxes or fees is required by Law to be filed by a Seller Party, such Tax Return or other document with respect to such Taxes or fees shall be timely filed by such Seller Party (and Buyer shall cooperate with respect thereto as necessary and promptly, upon demand, pay for its share of such Tax).  Without limiting the foregoing, Buyer shall, at its own expense, timely seek refund, relief or remission with respect to such Taxes or fees in Singapore (where applicable), and promptly refund an equal sum of such refund, relief or remission obtained with the Seller Parties. The Seller Parties will deliver to the Buyer at the time of execution and delivery of this Agreement a working sheet computing the net asset value per share of the Singapore Subsidiary in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and signed by a Director of the Singapore Subsidiary for the purpose of the Buyer assessing the stamp duty payable on the Singapore Share Transfer.

Section 6.09                            Apportionment of Taxes.  All real property Taxes, personal property Taxes and other ad valorem Taxes and similar ad valorem obligations levied with respect to the Business or the Purchased Assets (other than Taxes allocated pursuant to Section 6.08) or levied with respect to the assets of the Singapore Subsidiary or the Delaware Subsidiary for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Seller Parties and Buyer as of the Closing based on the number of days of such taxable period ending on and including the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”).  The Seller Parties shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for real or personal property and other ad valorem Taxes and similar ad valorem obligations relating to the Business, the Purchased Assets or the assets of the Singapore Subsidiary, the Delaware Subsidiary, the Seller Parties and Buyer, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.09 together with such supporting evidence as is reasonably necessary to calculate the proration amount (calculated as a difference between the actual amount payable and the amount reflected in the Working Capital calculation as a reserve).  In the case of any taxable period of the Singapore Subsidiary or the Delaware Subsidiary that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by the income, receipts or payroll of the Singapore Subsidiary or the Delaware Subsidiary for each of the Pre-Closing Tax Period and the Post-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The Seller Parties shall be liable for the amount of all such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the amount of all such Taxes that is attributable to the Post-Closing Tax Period.  Upon the filing of any Tax Return or the receipt of any bill for any Tax based on or measured by the income, receipts or payroll of the Singapore Subsidiary or the Delaware Subsidiary, the Seller Parties and Buyer, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.09 together with such supporting evidence as is reasonably necessary to calculate the amount (calculated as a difference between the actual amount and the amount reflected in the Working Capital calculation as a reserve).  In each case, the amount shall be paid by the Party owing it to the other Party within twenty (20) days after delivery of such statement, subject to any adjustments to reflect amounts included in the calculation of Working Capital.  In the event that either a Seller Party or Buyer shall make any other payment for which it is entitled to reimbursement under this Section 6.09, the other Party shall make such reimbursement promptly but in no event later than twenty (20) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  For the avoidance of doubt, Section 6.09 shall survive the Closing Date.

Section 6.10                            Non-Solicitation/Non-Competition.

(a)                                 The Seller Parties agree that, for the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date, they shall not and shall not direct any of their controlled Affiliates to, (i) induce or encourage any Employee to reject Buyer’s offer of employment, (ii) solicit for employment or any similar arrangement any Transferred Employee or (iii) hire or assist any other Person in hiring any Transferred Employee; provided, however, that this Section 6.10(a) shall not prohibit general solicitations for employment through advertisements or other means or apply to any Employees that are not Transferred Employees or Transferred Employees that are terminated by the Buyer after the Closing Date.

(b)                                 The Seller Parties agree that, for the period commencing on the Closing Date and expiring on the third anniversary of the Closing Date, they shall not and shall direct any of their controlled Affiliates not to, engage, either directly or indirectly, alone or with others, as stockholders or otherwise in any Competitive Business, including, for the avoidance of doubt, through the use of any knowledge of the Business to promote business with advertisers and agencies through competitors of the Business. Notwithstanding the foregoing, the Seller Parties and their Affiliates shall be permitted to acquire any Person, division or business that competes with the Business if the good faith, projected revenue of such Person, division or business that is attributable to the business of the Business for the calendar year in which the sale is consummated is less than (i) $5 million and (ii) ten percent (10%) of the aggregate, good faith, projected revenue of the Person, division or business for the same calendar year, provided that the portion of the acquired Person, division or business that is attributable to the business that competes with the Business shall be terminated or disposed of within six (6) months of such acquisition.

(c)                                  Buyer agrees that, for the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date, Buyer shall not and shall not direct any of their controlled Affiliates to, (i) solicit for employment or any similar arrangement any employee of a Seller Party or any of its Affiliates who is not a Transferred Employee or (ii) hire or assist any other Person in hiring any such employee; provided, however, that this Section 6.10(d) shall not prohibit general solicitations for employment through advertisements or other means or apply to any such employee who is terminated by a Seller Party or any of its Affiliates after the Closing Date.

Section 6.11                            Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including that (a) the Seller Parties will take the actions set forth on Section 6.11 of the Disclosure Schedules, (b) the Seller Parties shall instruct all account debtors with respect to accounts receivable constituting Purchased Assets to pay such amounts to Buyer and, if the Seller Parties receive payment of any such accounts receivable, they shall remit such amounts to Buyer on a weekly basis and (c) Buyer shall remit to Parent, on weekly basis, any payments of Excluded Business Accounts Receivable that Buyer or its Affiliates may receive.

Section 6.12                            Singapore Subsidiary. Without the advance written consent of Parent, Buyer shall not (and shall not permit any Affiliate of Buyer to): (i) make any election or deemed election under Section 338(g) of the Code or any comparable provision of applicable Law with respect to the Singapore Subsidiary in connection with the transactions set forth in this Agreement; (ii) take any action on the Closing Date other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption that could give rise to any loss or increase in taxable income to Parent or any of its Affiliates; (iii) file any income or other material Tax Return of the Singapore Subsidiary with respect to which the Seller Parties could have any liability pursuant to Section 2.04(b), Section 6.09 or otherwise without the prior review and consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed); or (iv) make or change any Tax election, or change any method of accounting, amend any Tax Return or take any position on any Tax Return, agree to extend or waive the statute of limitations with respect to Taxes of the Singapore Subsidiary, initiate discussions or examinations with any Tax authority (including any voluntary disclosures) regarding Taxes, take any action or enter into any transaction, merger or restructuring that results in any increased Tax liability or reduction of a Tax asset of the Singapore Subsidiary, Parent or its Affiliates, including, for the avoidance of doubt, changing the Taxable period of the Singapore Subsidiary for any Tax year for Tax reporting purposes that includes the Closing Date; provided, however, that the advance written consent of Parent shall not be required in the case of subsection (iv) if any such contemplated action could not affect the Tax liabilities or indemnification obligations of the Seller Parties.  In the case of any taxable period of the Singapore Subsidiary that includes (but does not end on) the Closing Date, the amount of any Tax credit, Tax refund or overpayment (including interest thereon) shall be determined using the principles set forth in Section 6.09.  A portion of the Purchase Price equal to SGD 587,172 shall be deemed paid by Buyer for the equity interests of the Singapore Subsidiary, the Seller Parties and Buyer agree that such consideration is a constituent but separate and distinctly charged portion of the Purchase Price.  For the avoidance of doubt, Section 6.12 shall survive the Closing Date.

Section 6.13                            Delaware Subsidiary.  Without the advance written consent of Parent, Buyer shall not (and shall not permit any Affiliate of Buyer to): (i) take any action on the Closing Date other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption that could give rise to any loss or increase in taxable income to Parent or any of its Affiliates; (ii) file any income or other material Tax Return of the Delaware Subsidiary with respect to which the Seller Parties could have any liability pursuant to Section 2.04(b), Section 6.09 or otherwise without the prior review and consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed); or (iii) make or change any Tax election, or change any method of accounting, amend any Tax Return or take any position on any Tax Return, agree to extend or waive the statute of limitations with respect to Taxes of the Delaware Subsidiary, initiate discussions or examinations with any Tax authority (including any voluntary disclosures) regarding Taxes, take any action or enter into any transaction, merger or restructuring that results in any increased Tax liability or reduction of a Tax asset of the Delaware Subsidiary, Parent or its Affiliates, including, for the avoidance of doubt, changing the Taxable period of the Delaware Subsidiary for any Tax year for Tax reporting purposes that includes the Closing Date; provided, however, that the advance written consent of Parent shall not be required in the case of subsection (iii) if any such contemplated action could not affect the Tax liabilities or indemnification obligations of the Seller Parties.  In the case of any taxable period of the Delaware Subsidiary that includes (but does not end on) the Closing Date, the amount of any Tax credit, Tax refund or overpayment (including interest thereon) shall be determined using the principles set forth in Section 6.09.  For the avoidance of doubt, Section 6.13 shall survive the Closing Date.

Section 6.14                            Third Party Consents.  The Seller Parties and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules; provided that, subject to Sections 6.15 and 7.02(l), (i) no party shall be required to expend any amount in order to obtain any such consent (other than de minimis administrative processing fees, which shall be shared equally by Buyer and the Seller Parties) and (ii) no such consent shall be a condition to the Closing.

Section 6.15                            Contract Assignments.  Prior to the Closing, the Seller Parties shall cause the contracts designated on Section 6.15 of the Disclosure Schedules to be assigned to the Delaware Subsidiary (the “Delaware Sub Contracts”).

Section 6.16                            Debt Financing. Buyer shall use its best efforts to consummate the financing contemplated by the commitment letter attached hereto as Exhibit I* (the “Debt Financing”) as promptly as practicable (and in no event later than twenty eight (28) calendar days) after the date hereof and to use the proceeds of the Debt Financing to repay all amounts due under the Promissory Note.

Section 6.17                            Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.18                            No Shop.

(a)                                 Until the earlier of the termination of this Agreement and the Closing, the Seller Parties shall not and shall cause their respective Affiliates and their respective officers, directors, employees, agents and representatives not to, directly or indirectly, (i) solicit any inquiries or proposals, or enter into any discussions, negotiations, understandings, arrangements or agreements, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business to any Person other than Buyer or its Affiliates or (ii) knowingly disclose, directly or indirectly, to any Person any confidential information concerning the Business except as necessary to conduct the Business in the ordinary course.  In the event that the Seller Parties or any of their respective Affiliates receives an offer for such a transaction, the Seller Parties will provide Buyer with notice thereof as soon as practical after receipt thereof.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.17 or otherwise in this Agreement shall in any way restrict the ability of the Seller Parties to provide information to any Person, or to enter into any discussions, negotiations, understandings, arrangements or agreements with any Person, regarding an acquisition of any equity interests of Parent (or substantially all of the assets of Parent and its subsidiaries other than the Business); provided that, unless inconsistent with the fiduciary duties of the members of Parent’s board of directors arising under applicable Law, such acquisition shall be consummated subject to the terms and conditions of this Agreement.

(b)                                 The parties acknowledge that there may be no adequate remedy at law for a breach of Section 6.17(a) and that money damages may not be an appropriate remedy for breach of such Section.  Therefore, the parties agree that Buyer has the right to injunctive relief and specific performance of Section 6.17(a) in the event of any breach of such Section in addition to any rights it may have for damages, which shall include out of pocket expenses, loss of business opportunities and any other damages, direct and indirect, consequential, punitive or otherwise. The remedies set forth in this Section 6.17(b) are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01                            Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a)                                 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02                            Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 The representations and warranties of the Seller Parties contained in Article IV shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date); provided, however, that representations and warranties qualified by Material Adverse Effect or other materiality qualifier must instead be true and correct in all respects.

(b)                                 The Seller Parties shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)                                  The Seller Parties shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement and the Employment Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d)                                 Buyer shall have received a certificate, dated the Closing Date and signed on behalf of each of the Seller Parties by a duly authorized officer of each of the Seller Parties (in such Person’s capacity as such and not individually), that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(i) have been satisfied (the “Closing Certificate”).

(e)                                  Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Seller Parties, the Singapore Subsidiary and the Delaware Subsidiary (in such Person’s capacity as such and not individually) as to the matters set forth in Section 3.02(a)(v).

(f)                                   Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Parent is not a foreign person within the meaning of Section 1445 of the Code duly executed by Parent.

(g)                                 Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that ScanScout is not a foreign person within the meaning of Section 1445 of the Code duly executed by ScanScout.

(h)                                 The Seller Parties shall have delivered to Buyer a duly executed counterpart to the Demand Side Platform Integration Agreement, to the Trademark License Agreement and to the Transition Services Agreement.

(i)                                    Since the date of this Agreement, there shall not have been a Material Adverse Effect.

(j)                                    The Employment Agreement shall be in full force and effect.

(k)                                 The Seller Parties shall have delivered to Buyer a customary lien release letter from Silicon Valley Bank confirming that, upon the consummation of the transactions contemplated hereby, all Encumbrances on the Purchased Assets in favor of Silicon Valley Bank shall be released.

(l)                                    Each of the Delaware Sub Contracts shall have been assigned by the Seller Parties to the Delaware Subsidiary.

(m)                             Each of the directors of the Singapore Subsidiary and the Delaware Subsidiary shall have delivered to Buyer letters of resignation from the Board of Directors of the Singapore Subsidiary (other than the director of the Singapore Subsidiary resident in Singapore) and the Delaware Subsidiary as provided in Section 3.02(a)(xi).

(n)                                 The intercompany agreement between Parent and the Singapore Subsidiary shall have been terminated.

(o)                                 The release letter shall be signed by the Key Employee and the Seller Parties.

Section 7.03                            Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller Parties’ waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 The representations and warranties of Buyer contained in Article V shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date); provided, however, that representations and warranties qualified by material adverse effect or other materiality qualifier must instead be true and correct in all respects.

(b)                                 Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)                                  Buyer shall have delivered to the Seller Parties the Closing Payment Amount, duly executed counterparts to the Transaction Documents (other than this Agreement and the Employment Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)                                 The Seller Parties shall have received a certificate, dated the Closing Date and signed on behalf of the Buyer by a duly authorized officer of Buyer (in such Person’s capacity as such and not individually), that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e)                                  The Seller Parties shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer as to the matters set forth in Section 3.02(b)(iv).

(f)                                   The Buyer shall have delivered to the Seller Parties a duly executed counterpart to the Demand Side Platform Integration Agreement, to the Trademark License Agreement and to the Transition Services Agreement.

(g)                                 The Buyer shall have delivered to the Seller Parties a duly executed Promissory Note.

ARTICLE VIII

INDEMNIFICATION

Section 8.01                            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until 5:00 p.m. EST on the date that is fifteen (15) months from the Closing Date (the “Expiration Date”); provided, however, (x) that the representations and warranties contained in Section 4.01 (Organization and Qualification of the Seller Parties), Section 4.02 (Authority of the Seller Parties), Section 4.16 (Taxes), Section 4.17 (Brokers) and Section 4.19 (Subsidiaries) (collectively, the “Seller Fundamental Representations”), and Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) (collectively, the “Buyer Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the end of the applicable statute of limitations, and (y) the representations and warranties contained in Section 4.10 (Intellectual Property) and Section 4.20 (Privacy and Data Security) (collectively, the “Seller IP Representations”) shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms (the applicable period of survival with respect to any representation, warranty, covenant or agreement, the “Survival Period”). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.  It is the express intent of the parties that, if the applicable Survival Period is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened Survival Period contemplated hereby.

Section 8.02                            Indemnification By the Seller Parties. After the Closing, subject to the other terms and conditions of this Article VIII, the Seller Parties shall indemnify Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of the Seller Parties contained in this Agreement or in any Transaction Document (for purposes of calculating any Losses arising from such inaccuracy or breach, but not for purposes of determining whether there has been an inaccuracy in or breach of any such representation or warranty, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “Material Adverse Effect,” or similar qualification);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller Parties pursuant to this Agreement or in any Transaction Document; or

(c)                                  any Excluded Liabilities.

Section 8.03                            Indemnification By Buyer. After the Closing, subject to the other terms and conditions of this Article VIII, Buyer shall indemnify the Seller Parties and their Affiliates (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Parties based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any Transaction Document (for purposes of calculating any Losses arising from such inaccuracy or breach, but not for purposes of determining whether there has been an inaccuracy in or breach of any such representation or warranty, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “Material Adverse Effect,” or similar qualification);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or in any Transaction Document; or

(c)                                  any Assumed Liabilities.

Section 8.04                            Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)                                 The aggregate amount of Losses for which the Buyer Indemnified Parties or the Seller Indemnified Party, as applicable, shall be entitled to indemnification pursuant to this Article VIII shall not exceed fifteen percent (15%) of the Purchase Price paid or payable to the Seller Parties (the “Indemnification Cap”), other than with respect to the following: (x)(i) claims based on breaches of the Seller Fundamental Representations or the Seller IP Representations, (ii) claims arising under Sections 8.02(b) and 8.02(c), and (iii) claims based on Seller Fraud (the claims described in clauses (i), (ii) and (iii), the “Special Indemnification Matters”) and (y)(i) claims based on breaches of the Buyer Fundamental Representations, (ii) claims arising under Sections 8.03(b) and 8.03(c), and (iii) claims based on Buyer Fraud (the claims described in clauses (i), (ii) and (iii), the “Buyer Special Indemnification Matters”); and, provided, further, that the aggregate amount of Losses for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 8.02(a) for Losses based on a claim of a breach of the Seller IP Representations shall not exceed twenty-five percent (25%) of the Purchase Price paid or payable to the Seller Parties, less any amounts otherwise paid or payable to the Buyer Indemnified Parties pursuant to Section 8.02(a) (the “IP Indemnification Cap”).

(b)                                 The Seller Parties and the Buyer, as applicable, shall have no indemnity obligations under this Agreement for any Losses with respect to claims that are not Special Indemnification Matters (except as provided below with respect to the Seller IP

Representations) if Losses paid or payable by the Seller Parties or the Buyer, as applicable, under or in connection with this Agreement exceed the Indemnification Cap or, in the case of the Seller IP Representations, the IP Indemnification Cap, as applicable. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate payments of all Losses pursuant to Section 8.02 or 8.03, as applicable, exceed the Purchase Price other than in the case of claims based on Seller Fraud or Buyer Fraud, as applicable.

(c)                                  The Seller Parties shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds one percent (1%) of the Purchase Price paid or payable to the Seller Parties (the “Threshold”) (provided that any individual or series of related Losses which do not exceed $10,000 (“De-Minimis Losses”) shall not be counted towards the Threshold), at which time the Buyer Indemnified Party shall be indemnified for the full amount of all Losses from and including the first dollar of all such Losses, including, for the avoidance of doubt, De-Minimis Losses; provided, however, that the Threshold and the exclusion of De-Minimis Losses shall not be applicable with respect to, and each Buyer Indemnified Party shall be entitled to be indemnified for, all Losses arising out of or resulting from the indemnification obligation with respect to Special Indemnification Matters. Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 8.03 until the aggregate amount of all Losses in respect of indemnification under Section 8.03 exceeds the Threshold (provided that De-Minimis Losses shall not be counted towards the Threshold), at which time the Seller Indemnified Party shall be indemnified for the full amount of all Losses from and including the first dollar of all such Losses, including, for the avoidance of doubt, De-Minimis Losses; provided, however, that the Threshold and the exclusion of De-Minimis Losses shall not be applicable with respect to, and each Seller Indemnified Party shall be entitled to be indemnified for, all Losses arising out of or resulting from the indemnification obligation with respect to Special Indemnification Matters.

(d)                                 Payments by the Seller Parties pursuant to Section 8.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Buyer Indemnified Parties in respect of any such claim.  Payments by the Buyer pursuant to Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Seller Indemnified Parties in respect of any such claim.

(e)                                  Except in the case of Seller Fraud, in no event shall the Seller Parties be liable to any Buyer Indemnified Parties for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or any damages based on any type of multiple. Except in the case of Buyer Fraud, in no event shall the Buyer be liable to any Seller Indemnified Parties for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or any damages based on any type of multiple.

(f)                                   Each Buyer Indemnified Party and Seller Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(g)                                 No party hereto shall be obligated to indemnify any other Person with respect to any Losses with respect to any matter specifically resolved pursuant to Section 2.08.

Section 8.05                            Indemnification Procedures.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially and actually prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller Parties and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                                  Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof but in any event within thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim asserting or denying its responsibility with respect to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06                            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07                            Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (except in the case of Buyer Fraud, Seller Fraud or claims relating to any breach or non-fulfillment of any covenant, agreement or obligation to be performed pursuant to this Agreement or in any Transaction Document) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11.

ARTICLE IX

TERMINATION

Section 9.01                            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Seller Parties and Buyer;

(b)                                 by Buyer by written notice to the Seller Parties if:

(i)                                    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.02 and such breach, inaccuracy or failure cannot be cured by the Seller Parties by September 4, 2017 (the “Drop Dead Date”); or

(ii)                                any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to any breach of Buyer’s representations or warranties, or the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                                  by the Seller Parties by written notice to Buyer if:

(i)                                    the Seller Parties are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.03 and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)                                any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to any breach of the Seller Parties’ representations or warranties, or the failure of the Seller Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(d)                                 by Buyer or the Seller Parties in the event that:

(i)                                    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)                                any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02                            Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                                 as set forth in this Article IX, Section 6.04 and Article X hereof; and

(b)                                 that nothing herein shall relieve any party hereto from liability for any knowing or willing breach of any provision hereof and such breach was the proximate cause of the termination.

ARTICLE X

MISCELLANEOUS

Section 10.01                     Expenses. Except as otherwise expressly provided herein (including Section 6.08 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02                     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Seller Parties:

Tremor Video, Inc.

1501 Broadway, Suite 801

New York, NY 10583

E-mail: asaltz@tremorvideo.com

Attention: Aaron Saltz, General Counsel

with a copy to:

Cooley LLP

500 Boylston Street

Boston, MA 02116-3736

Attention: Miguel J. Vega, Esq.

Facsimile:(617) 937-2400

E-mail: mvega@cooley.com

If to Buyer or Guarantor:

Taptica Ltd.

121 Hashmonaim Street

Tel Aviv 6713328, Israel

Facsimile: +97235453917

E-mail: Hagai.t@Taptica.com; Yaniv.c@Taptica.com

Attention: Hagai Tal; Yaniv Carmi

with a copy (which shall not constitute notice) to:

Naschitz, Brandes, Amir & Co.

5 Tuval Street

Tel Aviv 6789717

Israel

Attn:          Tuvia J. Geffen, Adv.

Itay Deutsch, Adv.

Facsimile:  +972-3-6235005

E-mail: tgeffen@nblaw.com; ideutsch@nblaw.com

Section 10.03                     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  All references in this Agreement or any of the other Transaction Documents to “$” or “Dollars” are to United States Dollars, unless expressly stated otherwise.

Section 10.04                     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05                     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06                     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07                     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Section 2.11, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment (including pursuant to Section 2.11) shall relieve the assigning party of any of its obligations hereunder.

Section 10.08                     No Third Party Beneficiaries. Subject to Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09                     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10                     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11                     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law (subject to Section 8.07) or in equity.

Section 10.12                     Disclosure Schedule. The Disclosure Schedules will be arranged to correspond to the representations and warranties in Article IV of this Agreement, and the disclosure in any portion of the Disclosure Schedules shall qualify the corresponding provision in Article IV and any other provision of Article IV to which it is reasonably apparent from such disclosure that such disclosure relates.  No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules.  The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

Section 10.13                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14                     Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.15                     Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)                                 Buyer waives and shall not assert, and agrees to cause its Affiliates to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Seller Parties or any of their Affiliates or any shareholder, officer, employee or director of the Seller Parties or any of their Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Transaction Documents or the transactions contemplated hereby, by any legal counsel currently representing the Seller Parties or any of its Affiliates in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby (the “Current Representation”).

(b)                                 Buyer waives and shall not assert, and agrees to cause its Affiliates to waive and to not assert, any attorney-client privilege solely to the extent inherited as a result of the transactions contemplated by this Agreement with respect to any communication between any legal counsel and any Designated Person in any matter involving this Agreement, the Transaction Documents or the transactions contemplated hereby occurring during the Current Representation prior to the Closing Date in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, it being the intention of the parties hereto that all rights to attorney-client privilege and to control such attorney-client privilege shall be retained by the Seller Parties.

(c)                                  The attorney-client privilege, attorney work-product protection and expectation of client confidence arising from the transactions contemplated hereby prior to the Closing, and all information and documents covered by such privilege or protection, will belong to and be controlled by the Seller Parties and may be waived only by the Seller Parties, and not Buyer, and will not pass to or be claimed or used by Buyer; provided, that Buyer may assert the privilege against a third party.

(d)                                 Buyer agrees to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 10.15.

Section 10.16                     Guaranty. Guarantor hereby irrevocably and unconditionally guarantees the full and prompt payment when due, and agrees to cause the timely performance when due of all of the obligations of Buyer, whether monetary or otherwise, under this Agreement and each of the other Transaction Documents (the “Guaranteed Obligations”), subject to the terms and conditions set forth herein.  If, for any reason whatsoever, Buyer shall fail to or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Guarantor will forthwith pay and cause the Guaranteed Obligations to be paid or performed, as applicable.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TREMOR VIDEO, INC.

By	/s/ John Rego
Name:	John Rego
Title:	Chief Financial Officer

SCANSCOUT, INC.

By	/s/ Aaron Saltz
Name:	Aaron Saltz
Title:	General Counsel & Secretary

TAPTICA LTD.

By	/s/ Hagai Tal
Name:	Hagai Tal
Title:	Chief Executive Officer

TAPTICA INTERNATIONAL LTD

By	/s/ Hagai Tal
Name:	Hagai Tal
Title:	Chief Executive Officer

* The schedules and exhibits to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Parent agrees to furnish a copy of any schedule or exhibit omitted from the Agreement to the SEC upon request.

[Signature Page to Asset Purchase Agreement]